Exhibit 10.1
EXECUTION VERSION
APOLLO GLOBAL MANAGEMENT, INC.
EMPLOYMENT, NON-COMPETITION
AND NON-SOLICITATION AGREEMENT
This EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of March 8, 2021, by and between Apollo Global Management, Inc., a Delaware corporation (the “Company”), and Joshua J. Harris (“Executive”). Where the context permits, references to the “Company” shall include the Company and any successor of the Company. Capitalized terms used herein that are not defined in the paragraph in which they first appear are defined in Section 5(b).
WITNESSETH:
WHEREAS, the Company desires to secure the continued services of Executive for the benefit of the Company and its Affiliates (as defined below) from and after the date of this Agreement; and
WHEREAS, Executive desires to continue to provide such services.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.    SERVICES AND DUTIES. Executive shall continue to be employed by the Company in the capacity of its Co-Founder. Executive will have the responsibilities set forth in Exhibit A hereto. For the avoidance of doubt, Executive may:
(a)    accept directorships, executive chairman positions and other roles that may involve oversight and management as long as (i) such roles do not involve significant day-to-day operational involvement; and (ii) such roles do not give rise to a conflict of interest with the Company or its Affiliates and does not involve a Competing Business (defined below),
(b)    engage in and be actively involved in personal investing and investment oversight through the Family Office or otherwise so long as such involvement is consistent with the requirements of the Code of Ethics and Section F of Exhibit B and Schedule 1,
(c)    engage and be actively involved in charitable, cultural, educational and civic activities, so long as Executive satisfies his duties as set forth in the second sentence of this Section 1, or
(d)    engage in a business of the Apollo Operating Group or a member or Subsidiary thereof or of any Person in which a member or Subsidiary of the Apollo Operating Group holds an Investment, in each case on behalf of the Apollo Operating Group.

Executive shall have such access to the Company’s senior management and confidential information as is appropriate to fulfill Executive’s duties under this Agreement. For the period starting on the date of this Agreement and terminating on the 24 month anniversary thereof, the Company shall provide Executive with a staff that is consistent with the level of support historically provided to Executive by the Company and, after the conclusion of such period, shall continue to provide such staff and support for so long as Executive continues to devote sufficient working time to satisfy his responsibilities as set forth in Exhibit A hereto.
2.    TERM. Executive’s employment under the terms and conditions of this Agreement will commence on the date of this Agreement. The term of this Agreement shall commence on the date of this Agreement and end on the third anniversary thereof (the “Initial Term”) and shall automatically renew for a one-year term on such anniversary and on each subsequent anniversary of the date of this Agreement (the Initial Term, together with any renewal term, the “Term”), unless the Company provides written notice of non-renewal to Executive no later than ninety (90) days prior to the completion of the then current Term, in which case this Agreement shall expire at the end of the then current Term. If the Term expires and Executive is employed by the Company thereafter, unless a new employment agreement has been entered into, such employment shall be “at-will.” In such event, other than as specifically set forth in the previous sentence of this Section 2, the terms of this Agreement shall continue to apply. Notwithstanding the foregoing provisions of this Section 2, Executive will have the right to voluntarily terminate his employment with the Company at any time, any such termination being effective on the date on which a written notice thereof is delivered to the Company pursuant to Section 8(a) hereof.
3.    COMPENSATION.
(a)    Base Salary. In consideration of Executive’s full and faithful satisfaction of Executive’s duties under this Agreement, the Company agrees to pay to Executive a salary in the amount of one hundred thousand dollars ($100,000.00) per annum (the “Base Salary”), payable in such installments as the Company pays its similarly placed employees (but not less frequently than each calendar month), subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to the health, welfare and retirement programs in which Executive is enrolled from time to time.
(b)    Withholding. All taxable compensation payable to Executive pursuant to this Section 3 or otherwise pursuant to this Agreement shall be subject to customary deductions for withholding taxes and such other excise or employment taxes as are required under Federal law or the applicable law of any state or governmental body to be collected with respect to compensation paid by the Company to an employee.
4.    BENEFITS AND EXPENSE REIMBURSEMENT.
(a)    Retirement and Welfare Benefits. During the Term, Executive will be entitled to all the usual benefits offered to the employees at Executive’s level,

including sick time and participation in the Company’s medical, dental and insurance programs, subject to the applicable limitations and requirements imposed by the terms of such benefit plans, in each case in accordance with the terms of such plans as in effect from time to time. Nothing in this Section 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its employees, including Executive.
(b)    Vacation/Paid Time Off. Executive will be entitled to vacation and paid time off (“PTO”) each year on the most favorable basis afforded to any employee pursuant to the Company’s policies as in effect from time to time.
(c)    Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.
5.    TERMINATION. Executive’s employment shall be terminated at the earliest to occur of (i) the date on which the Governing Body delivers written notice that Executive is being terminated as a result of a Disability (as defined below), or (ii) the date of Executive’s death. In addition, Executive’s employment with the Company may be terminated (i) by the Company for Cause (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; or (ii) by Executive at any time, effective on the date specified in such notice. For the avoidance of doubt, (x) this Agreement does not address the consequences of termination of Executive’s employment, if any, to the equity interests in the Company or its Affiliates held by Executive or members of his Group, and (y) termination of Executive’s employment hereunder for any reason shall not affect the rights and obligations of Executive pursuant to any other agreement with the Company (except as specifically set forth in such other agreement).
(a)    Termination by the Company for Cause or by Reason of Death or Disability or a Termination by Executive. If Executive’s employment with the Company is terminated by the Company for Cause or is terminated voluntarily by Executive or by reason of Executive’s death or Disability, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof) and accrued and unused PTO pay through the date of such termination.
(b)    Definitions. For purposes of this Agreement:
“Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.
“Agreement Among Principals” means the Agreement Among Principals, by and among Leon D. Black, Marc J. Rowan, Joshua J. Harris, Black Family Partners, L.P.,

MJR Foundation LLC, MJH Partners, L.P., AP Professional Holdings, L.P. and BRH Holdings, L.P., as may be amended, modified, supplemented or restated from time to time.
“Apollo Operating Group” means (i) Apollo Management Holdings, L.P., a Delaware limited partnership, Apollo Principal Holdings I, L.P., a Delaware limited partnership, Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, and any successors thereto or other entities formed to serve as holding vehicles for Company carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management) and (ii) any such Company carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management) and receiving management fees, incentive fees, fees paid by Portfolio Companies, carry or other remuneration which are not Subsidiaries of the Persons described in clause (i), excluding any Funds and any Portfolio Companies.
“Cause” means (i) a final, non-appealable conviction of or plea of nolo contendere to a felony prohibiting Executive from continuing to provide services as an investment professional to the Company due to legal restriction or physical confinement; or (ii) ceasing to be eligible to continue performing services as an investment professional on behalf of the Company or any of its material Subsidiaries (as defined below), in each case, pursuant to a final, non-appealable legal restriction (such as a final, non-appealable injunction, but expressly excluding a preliminary injunction or other provisional restriction).
“Charitable Institution” means an organization described in Section 501(c)(3) of the Code (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under Section 501(a) thereof.
“Covered Business” has the meaning ascribed to it in the amended and restated exempted limited partnership agreement of BRH Holdings, L.P., a Cayman Islands exempted limited partnership.
“Disability” shall refer to any physical or mental incapacity which prevents Executive from carrying out all or substantially all of his duties under this Agreement for any period of one hundred eighty (180) consecutive days or any aggregate period of eight (8) months in any twelve-month (12) period, as determined, in its sole discretion, by a majority of the members of the Governing Body, including a majority of the other Principals who are members of the Governing Body (but for the sake of clarity, not including Executive).
“Executive Committee” means the Executive Committee of the Board of Directors of the Company as appointed in accordance with the governing documents of the Company and the Shareholders Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.
“Family Office” means the organization responsible for the day-to-day administration and management of Executive’s financial and personal affairs and those members of his Group, which may include, but is not limited to, wealth management, overseeing and making investments, tax planning, estate planning and philanthropic endeavors, and includes any entity which holds the personal investments or assets of Executive or his Group.
“Fund” means any pooled investment vehicle or similar entity sponsored or managed by the Company or any of its Subsidiaries.
“Governing Body” means the Board of Directors of the Company, excluding any member of the Board of Directors who is also an employee or executive of the Company.
“Group” shall mean with respect to Executive, Executive and (i) Executive’s spouse, (ii) a lineal descendant of Executive’s parents, the spouse of any such descendant or a lineal descendent of any such spouse, (iii) a Charitable Institution solely controlled by Executive and other members of his Group, (iv) a trustee of a trust (whether inter vivas or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of Executive and Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all or substantially all of the outstanding shares of capital stock or interests therein are owned by one or more of Executive and Persons described in clauses (i) through (iv) of this definition provided, that the equity not owned by Executive and Persons described in clauses (i) through (iv) of this definition is owned by current or former service providers of such corporation, limited liability company or partnership, (vi) an individual mandated under a qualified domestic relations order, or (vii) the executor, personal representative or administrator of the estate of such Executive or of the estate of any individual described in clauses (i), (ii) or (vi) above. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted individual’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate. Executive shall never be a member of the Group of another Principal.
“Holdings” means BRH Holdings, L.P., a Cayman Islands exempted limited partnership.
“Investment” shall mean any investment (or similar term describing the results of the deployment of capital) as defined in the governing document of any Fund managed (directly or indirectly) by a member of the Apollo Operating Group.
“Person” means shall be construed broadly and includes any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Portfolio Company” means any Person in which any Fund owns an Investment.
“Principals” means Executive, Leon D. Black and Marc J. Rowan.
“Shareholders Agreement” means the Shareholders Agreement, dated as of July 13, 2007, by and among the Company, AP Professional Holdings, L.P., Leon D. Black, Marc J. Rowan, Joshua J. Harris, Black Family Partners, L.P. and MJR Foundation LLC or any successor agreement thereto or any similar agreement entered into by Executive and/or any of his Affiliates intended to succeed to, supersede or replace the Shareholders Agreement.
“Subsidiary” means a subsidiary of the Company (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.
“Third Party” means a Person other than Executive or any member of Executive’s Group, but shall not include employees of Executive’s Family Office.
(a)    Resignation as Officer or Director. Upon the termination of employment for any reason, Executive shall be deemed to have resigned each position (if any) that Executive then holds as an officer (but not a director) of the Company or as an officer or director of any of its Subsidiaries or any Portfolio Company without any further act to be taken by Executive. Additionally, Executive shall execute and deliver to the Company promptly after the Company’s written request, any request for a resignation in form and substance reasonably acceptable to Executive. For the sake of clarity, this provision shall not apply to any right Executive may have under the Shareholders Agreement to continue to serve as a member of the Board of Directors of the Company and/or the Executive Committee following Executive’s termination of employment.
(b)    Section 409A. To the extent required to avoid the imposition of tax under Section 409A of the Code (“Section 409A”), if Executive is a “specified employee” for purposes of Section 409A, amounts that would otherwise be payable under this Section 5 during the six-month (6) period immediately following the employment termination date shall instead be paid on the first (1st) business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A, or, if earlier, the date of Executive’s death.
6.    RESTRICTIVE COVENANTS. The parties agree that the restrictive covenants set forth in Exhibit B hereto (the “Restrictive Covenants”) are incorporated herein by reference and shall be deemed to be contained herein. Executive understands, acknowledges and agrees that the Restrictive Covenants apply during the Restricted Period (as such term is defined in Exhibit B hereto).
7.    ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, valid assigns, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or are otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s Subsidiaries or Affiliates, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder and provided further than any such assignment shall not release the Company from its obligations hereunder.
8.    GENERAL.
(a)    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by e-mail or recognized overnight courier), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:
If to the Company:

Apollo Global Management, Inc.
9 West 57th Street
43rd Floor
New York, NY 10019
Attention: Chief Legal Officer;

and

If to Executive: at the location set forth in the Company’s records;
or to such other address or to the attention of such other Person as the recipient party may have specified by prior written notice to the sending party.
(b)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
(c)    Entire Agreement. This document, together with its attached exhibits, constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, including, but not limited to, the Agreement Among Principals, the Exchange Agreement, the exempted limited partnership agreement of AP Professional Holdings, L.P., the exempted limited partnership agreement of BRH Holdings, L.P., or any other agreement to which Executive is a party that relates to the Company, but not including the Shareholders Agreement.
(d)    Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.
(e)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by each party hereto. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.
(f)    Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation , the Restrictive Covenants provided in Section 6 hereof and Exhibit B hereto) shall survive the termination or expiration of the Term.
(g)    Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it or he may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(h)    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.
(i)    Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(j)    Arbitration.

(i)    Except as contemplated in Section 8(k) hereof, the parties hereto agree that any dispute, controversy or claim arising out of or relating to this Agreement, whether based on contract, tort, statute, or other legal or equitable theory (including, without limitation, any claim of fraud, intentional misconduct, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) or the breach or termination hereof (the “Dispute”), shall be resolved in binding arbitration in accordance with the following provisions:
(A)    Such Dispute shall be resolved by binding arbitration to be conducted before JAMS in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures as in effect at the time of the arbitration.
(B)    The arbitration shall be held before a panel of three arbitrators appointed by JAMS, in accordance with its rules, who are not Affiliates of any party to such arbitration and do not have any actual or reasonable potential for bias or conflict of interest with respect to any of the parties hereto, directly or indirectly, by virtue of any direct or indirect financial interest, family relationship or close friendship.
(C)    Such arbitration shall be held at such place as the arbitrators appointed by JAMS may determine within the County, City and State of New York, or such other location to which the parties hereto may agree.
(D)    The arbitrators shall have the authority, taking into account the parties’ desire that any arbitration proceeding hereunder be reasonably expedited and efficient, to permit the parties hereto to conduct discovery. Any such discovery shall be (i) guided generally by but be no broader than permitted under the United States Federal Rules of Civil Procedure (the “FRCP”), and (ii) subject to the arbitrators and the parties hereto entering into a mutually acceptable confidentiality agreement.
(E)    The arbitrators shall have the authority to issue subpoenas for the attendance of witnesses and for the production of records and other evidence in connection with discovery and/or at any hearing and may administer oaths. Any such subpoena must be served in the manner for service of subpoenas under the FRCP and enforced in the manner for enforcement of subpoenas under the FRCP.
(F)    The arbitrators’ decision and award in any such arbitration shall be made by majority vote and delivered within thirty (30) calendar days of the conclusion of the evidentiary hearings unless otherwise agreed to by the parties hereto. In addition, the arbitrators shall have the authority to award injunctive relief to any of the parties.
(G)    The arbitrators’ decision shall be in writing and shall be as brief as possible and will include the basis for the arbitrators’ decision. A record of the arbitration proceeding shall be kept.

(H)    Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
(I)    The parties shall share equally all expenses of JAMS (including those of the arbitrators) incurred in connection with any arbitration; provided, however, the arbitrators may award to the prevailing party in such arbitration its or his reasonable expenses incurred (including reasonable legal fees and expenses) and its or his share of JAMS expenses in connection with such arbitration.
(J)    The parties hereto agree to participate in any arbitration in good faith.
(ii)    If JAMS is unable or unwilling to commence arbitration with regard to any such Dispute within thirty (30) calendar days after the parties have met the requirements for commencement as set forth in Rule 5 of the JAMS Comprehensive Arbitration Rules and Procedures, then the Disputes shall be resolved by binding arbitration, in accordance with the International Arbitration Rules of the American Arbitration Association (the “AAA”), before a panel of three arbitrators who shall be selected jointly by the parties involved in such Dispute, or if the parties cannot agree on the selection of the arbitrators, shall be selected by the AAA (provided that any arbitrators selected by the AAA shall meet the requirements of Section 8(j)(i)(B) above). Any such arbitration shall be subject to the provisions of Section 8(j)(i)(C) through 8(j)(i)(J) above (as if the AAA were JAMS). If the AAA is unable or unwilling to commence such arbitration within thirty (30) calendar days after the parties have met the requirements for such commencement set forth in the aforementioned rules, then either party may seek resolution of such Dispute through litigation in accordance with Sections 8(k) and 8(l).
(iii)    Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrators, the parties and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any Person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award or as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration; discovery; enforcement of a subpoena; or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.
(k)    Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of Section 6 or Exhibit B of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of Section 6 or Exhibit B of this Agreement and to enforce specifically the terms and provisions thereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. In such event, any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance pursuant to this Section 8(k) it or he will not assert the defense that a remedy at law would be adequate.
(l)    Consent to Jurisdiction. It is the desire and intent of the parties hereto that any disputes or controversies arising under or in connection with this Agreement be resolved pursuant to arbitration in accordance with Section 8(j); provided, however, that, to the extent that Section 8(j) is held to be invalid or unenforceable for any reason, and the result is that the parties hereto are precluded from resolving any claim arising under or in connection with this Agreement pursuant to the terms of Section 8(j) (after giving effect to the terms of Section 8(b)), the following provisions of this Section 8(l) shall govern the resolution of all disputes or controversies arising under this Agreement. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of (A) the United States District Court for the Southern District of New York, or (B) in the event that such court lacks jurisdiction to hear the claim, the state courts of New York located in the borough of Manhattan, New York City (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts or the arbitrators; (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 8(a) hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT OR HE WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR

AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS OR HIS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(m)    Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto or any and all of Executive’s heirs, successors, valid assigns, executors and administrators. In any provision of the Agreement which provides rights or remedies to, or permits the assignment of rights to, Affiliates or Subsidiaries of the Company, the terms “Affiliates” and “Subsidiaries” shall be construed to exclude any Fund or Portfolio Company.
(n)    Indemnification.
(i)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, Executive and Executive’s Group (collectively, the “Indemnified Parties” and each individually an “Indemnified Party”) shall be indemnified and held harmless by the Company and its direct and indirect consolidated Subsidiaries from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed third-party claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, directly or indirectly, by reason of or arising from (A) Executive’s actions or inactions in connection with the establishment, management, operations or serving on the board of any Covered Business, (B) Executive’s actions or inactions with respect to his duties under this Agreement (including resulting from limitations on Executive’s actions set forth in Exhibit B), and (C) Executive’s actions or inactions with respect to any limited partnership agreement or similar governing document of any Covered Business or any member of the Apollo Operating Group or any direct or indirect Subsidiary, including, for the avoidance of doubt, to the extent related to any breach or alleged breach of this Agreement or the Certificate of Incorporation of the Company whether arising from acts or omissions to act as set forth in this Section 8(n)(i) occurring before or after the date of this Agreement; provided, however, that the Indemnified Party shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Party is seeking indemnification pursuant to this Section 8(n). Executive acted in bad faith or engaged in actual fraud or willful misconduct. For purposes of clarification, because a conveyance may be allegedly or actually void or voidable or deemed “fraudulent” pursuant to the provisions of Title 11 of the U.S. Code or any similar State or foreign statute does not render an Executive’s conduct with respect to the conveyance non-indemnifiable, and an Indemnified Party will be entitled to indemnification with respect to such conveyances unless Executive “acted in bad faith or engaged in actual fraud or willful misconduct” as provided for herein. Notwithstanding the preceding sentence, except as otherwise provided in Section

8(n)(ix), the Company shall be required to indemnify an Indemnified Party in connection with any action, suit or proceeding (or part thereof) commenced by an Indemnified Party only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnified Party was authorized by the Company in its sole discretion.
(ii)    To the fullest extent permitted by law, expenses (including reasonable legal fees and expenses) incurred by an Indemnified Party in appearing at, participating in or defending any indemnifiable claim, demand, action, suit or proceeding pursuant to Section 8(n) shall be advanced by the Company on a monthly basis prior to a final and non-appealable determination that the Indemnified Party is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of an Indemnified Party to repay such amount if it ultimately shall be determined that the Indemnified Party is not entitled to be indemnified pursuant to this Section 8(n). Notwithstanding the immediately preceding sentence, except as otherwise provided in Section 8(n)(ix), the Company shall be required to indemnify an Indemnified Party pursuant to the immediately preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by such Indemnified Party only if the commencement of such action, suit or proceeding (or part thereof) by the Indemnified Party was authorized by the Company in its sole discretion.
(iii)    The indemnification provided by this Section 8(n) shall be in addition to any other rights to which the Indemnified Parties may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in Executive’s capacity as Executive and as to actions in any other capacity, and shall continue as to the Indemnified Parties if Executive has ceased to serve in such capacity.
(iv)    Any indemnification pursuant to this Section 8(n) shall be made only out of the assets of the Company and/or its valid assignees. In no event may the Indemnified Parties subject the members of the Company to personal liability by reason of the indemnification provisions set forth in this Agreement.
(v)    No Indemnified Party shall be denied indemnification in whole or in part under this Section 8(n) because such Indemnified Party had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise consistent with the terms of this Agreement, including, without limitation, Exhibit B, the Agreement Among Principals, the Certificate of Incorporation of the Company or the consent of the Governing Body.
(vi)    The provisions of this Section 8(n) are for the benefit of the Indemnified Parties and their heirs, successors, valid assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(vii)    Executive shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Company, its Affiliates and their respective direct or indirect Subsidiaries and on such information, opinions, reports or statements presented to any of the foregoing by any of the respective officers, directors or employees, or committees of the board, or by any other Person as to matters that

Executive, as the case may be, reasonably believes are within such other Person’s professional or expert competence.
(viii)    No amendment, modification or repeal of this Section 8(n) or any provision hereof shall in any manner terminate, reduce or impair the right of the Indemnified Parties or any third party beneficiary to be indemnified by the Company, nor the obligations of the Company to indemnify the Indemnified Parties or any third party beneficiary under and in accordance with the provisions of this Section 8(n) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(ix)    If a claim for indemnification (following the final disposition of the action, suit or proceeding for which indemnification is being sought) or advancement of expenses under this Section 8(n) is not paid in full within thirty (30) days after a written claim therefor by an Indemnified Party or any third party beneficiary has been received by the Company, such Indemnified Party or such third party beneficiary, as the case may be, may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees.
(o)    Liability of Indemnified Persons. Notwithstanding anything to the contrary herein, no Indemnified Party shall be liable to the Company or any other Persons who have acquired interests in the Company’s securities, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of Executive, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, Executive acted in bad faith or engaged in actual fraud or willful misconduct. For purposes of clarification, because a conveyance may be allegedly or actually void or voidable or deemed “fraudulent” pursuant to the provisions of Title 11 of the U.S. Code or any similar State or foreign statute does not render an Executive’s conduct with respect to the conveyance nonindemnifiable, and an Indemnified Party will be entitled to indemnification with respect to such conveyances unless Executive “acted in bad faith or engaged in actual fraud or willful misconduct” as provided for herein. Any amendment, modification or repeal of this Section 8(0) or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of an Indemnified Party under this Section 8(0) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
(p)    Legal Fees. The Company shall pay or reimburse Executive for all reasonable and documented legal fees and costs incurred by him in connection with the drafting and negotiation of this Agreement and any other agreement or policies directly or indirectly related to Executive’s employment arrangement and his rights under Exhibit B.
(q)    The Company agrees that any Company material public communications or filings made with the Securities and Exchange Commission (the “SEC”) that refer to Executive shall identify Executive as a “Co-Founder” of the Company. This Section 8(q) shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.
[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.
JOSHUA J. HARRIS
/s/ Joshua J. Harris
APOLLO GLOBAL MANAGEMENT, INC.
By: /s/ John J. Suydam
Name:     John J. Suydam
Title:    Chief Legal Officer
[Signature page to Employment Agreement for Joshua J. Harris]

Exhibit A
Responsibilities of Executive
1.    Member of AGM Board of Directors

2.    Member of AGM Executive Committee
a.    Monthly detailed operating and non-operating review
b.    Oversight of significant business and firm issues
c.    Execution of traditional Executive Committee approvals

3.    AGM Macro and Markets Strategy
a.    Partner with Torsten Slok, Daniel Barkan, and firm markets experts to assess global market dynamics, AGM point of view on critical trends, and emerging opportunities
b.    Build external media presence and AGM representation with key external groups and at conferences (Fed, Milken, etc.)
c.    Share market insights and thought leadership with key LPs and other investors
d.    Involvement in largest investments transactions across the firm

4.    Chairman of New Private Equity Transaction Committee
a.    New biweekly committee to be formed to review key private equity deals in advance of bringing to full investment committee
b.    Committee will include Black, Kleinman, Nord, Sambur, and a small number of PE Senior Partners (Membership TBD)

5.    Strategic Investor and Capital Raising Relationships
a.    Engage with specific strategic investor and client relationships

6.    Sponsor of Key Strategic Initiatives
a.    Sponsor incubation of specific new businesses and build them to scale (optional)
b.    Sponsor specific citizenship, diversity, and modernization initiatives (e.g. HBCU, etc.)

Exhibit B
Restrictive Covenants
Executive understands, acknowledges and agrees that, by virtue of his equity interest in the Company and/or its Affiliates, his previous services to the Company and its Affiliates, and his employment by the Company pursuant to this Agreement, directly or indirectly, he acquired, had access to, or was otherwise exposed to, and shall acquire, have access to or be otherwise exposed to confidential information of the Company and its Affiliates (the Confidential Information, as defined below) and he has met and developed relationships with, and will meet and develop relationships with, the Company’s potential and existing financing sources, capital market intermediaries, investors, employees and consultants.
The Company and its Affiliates are engaged throughout the United States and the world in the business of raising, managing, investing the assets of and making investments in private equity funds, hedge funds, publicly traded alternative investment vehicles and other alternative asset investment vehicles (the “Business”). Executive acknowledges that (i) the Business is global in nature and Executive is among the limited number of individuals leading the Business, (ii) the Restrictive Covenants set forth in this Exhibit B are an essential part of this Agreement, (iii) he has been fully advised by counsel in connection with the negotiation of this Agreement and the Restrictive Covenants, (iv) he is familiar with the laws which govern the enforceability of restrictive covenants in the jurisdictions where the Business is carried on, and agrees that these Restrictive Covenants, including, without limitation, the non-competition covenant, are reasonable, valid and enforceable in the context of this Agreement, and (v) compliance with the Restrictive Covenants, including, without limitation, the non-competition covenant, will not create any hardship for Executive as he has independent means and sufficient income to be fully self-supporting without competing with the Company in the Business or violating any of the Restrictive Covenants.
A.    Non-competition.
(1)    Executive agrees that during the Restricted Period (as defined below), Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member, shareholder of a closely held corporation or shareholder in excess of three percent (3%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined below), either in the United States or in any other place in the world where the Company or any of its Affiliates, successors or assigns engages in the Business.
(2)    Solely for purposes of this Exhibit B:
(a)    “Competing Business” means any alternative asset management business (other than the Business of the Company, its successors or assigns or Affiliates) Primarily for Third Party capital that advises, manages or invests the assets of and/or makes investments in private equity funds, hedge funds, collateralized debt obligation funds, business development corporations, special purpose acquisition companies or other alternative asset investment vehicles or the Persons who manage, advise or own such investment vehicles.
Notwithstanding anything to the contrary contained in this Exhibit B, “Competing Business” shall not include, (x) any activity described in clause 1 (Services and Duties) of the Employment, Non-Competition and Non-Solicitation Agreement, (y) any activity described in Section F of this Exhibit B or (z) any activity described in Schedule 1 to this Exhibit B. For purposes of this definition, Executive shall not be deemed an employee of the Company or any of its Affiliates solely by virtue of Executive’s service as a member of the Board of Directors of the Company (and any committee thereof).
(b)    “Executive’s Termination of Employment” means Executive ceasing to be an employee of the Company or any of its Subsidiaries.
(c)    “Primarily” means with respect to more than fifty percent (50%) of the capital in question.
(d)    “Restricted Period” means, the period of Executive’s employment with the Company (or an Affiliate) and the one (1) year period immediately following delivery by the Company or Executive, as applicable, to the other party of a notice of termination or non-renewal in accordance with the Agreement.
(e)    “Third Party” means a Person other than Executive or any member of Executive’s Group, but shall not include employees of Executive’s Family Office.
B.    Non-solicitation of Employees. Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, (i) solicit or knowingly induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns or Affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns or Affiliates for the purpose of associating with any Competing Business, or otherwise encourage any such Person to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns or Affiliates, for any other reason, or (ii) hire any such individual who, at the time of hire, Executive knows left the employ of the Company or any of its Affiliates during the immediately preceding twelve (12) months. This provision shall not prohibit Executive from soliciting or hiring the Persons serving as his administrative staff at or prior to the time of his departure, or similar capacity or any other Person providing services to and being compensated by both the Company, on the one hand, and Executive’s Family Office and/or HBSE, on the other hand. For purposes of these Sections B and C of this Exhibit B, “Affiliates” shall not include any Portfolio Company.
C.    Non-solicitation of Investors. Executive agrees that during the Restricted Period, Executive shall not solicit or knowingly induce any investors, financing sources or capital market intermediaries of the Company or its successors, assigns or Affiliates to terminate (or reduce) his, her or its relationship with the Company or its successors, assigns or Affiliates. Nothing in this paragraph applies to those investors, financing sources, or capital market intermediaries who did not conduct business with the Company, or its successors, assigns or Affiliates during Executive’s employment with, or the period in which Executive held, directly or indirectly, an ownership interest in, the Company or any Affiliate.
D.    Confidentiality. Executive agrees to be bound by the confidentiality provisions contained in the Shareholders Agreement.
E.    Disparaging Comments. Executive agrees that he shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any Person that disparages, either professionally or personally, the Company or any of its Affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them. The Company agrees that it shall not, and it shall ensure that the other Principals shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any Person that disparages Executive, either professionally or personally. The obligations under this paragraph shall not apply to (i) disclosures compelled by applicable law or order of any court or (ii) any statements or disclosures reasonably necessary to be made directly in connection with any legal proceeding, arbitration or investigation , whether or not compelled (but subject to any confidentiality agreements or orders that may govern such proceeding , arbitration or investigation).
F.    Code of Ethics, Family Offices and Personal Investing.
(1)    In no event shall Executive make, or assist a member of his Group in making, any investment that violates the Company’s then-current code of ethics (the “Code of Ethics”) or any trading policies of the Company (it being understood that the terms and restrictions of any such policy may be more restrictive than required by applicable law). The Company will notify Executive promptly of any changes to the Code of Ethics or to any of its trading policies. As required by the Code of Ethics, all statements of holdings by the Family Office shall be provided to the Company compliance department (“Company Compliance”) and all trades by the Family Office that are required to be pre-cleared under the Code of Ethics will be pre cleared by Company Compliance, except as noted below.
(2)    It is understood that Executive may employ portfolio managers through his Family Office who have authority to make investments on behalf of Executive and his Group. These portfolios shall be considered “fully-managed accounts” for purposes of Section 8.2.2 of the Code of Ethics (or any successor section) provided that a certificate is delivered to the Company’s Chief Compliance Officer (the “CCO”) on a quarterly basis from the relevant portfolio manager or the Chief Executive Officer (or similar role), as applicable (the “Portfolio Manager”), of Executive’s Family Office and Executive stating that Executive has not directed any such transactions or exercised discretion or influence over such investments. Although “fully-managed accounts” under the Code of Ethics do not require pre-clearance, Executive shall nonetheless cause his Family Office to pre-clear with Company Compliance the following transactions made by the Portfolio Managers: (i) all transactions in publicly traded equity securities with a market capitalization of more than $100 million and less than $10 billion, and (ii) publicly traded corporate debt or other investments in individual publicly traded securities or loans to ensure that the Company is not in possession of material non-public information (“MNPI”) concerning the issuer of the securities. Nothing contained in this paragraph F(2) shall prevent Executive from (i)

receiving and reviewing reports relating to a portfolio managed by a Portfolio Manager, or (ii) making asset allocation decisions relating to a portfolio, as long as Executive does not (as limited by applicable SEC guidance) direct trades in or exercise discretion or influence with respect to any specific security.
(3)    The provision contained in Section 8.3 of the Code of Ethics which requires Company Compliance to consider whether a “transaction would usurp an opportunity that properly belongs to the Company’s clients” is considered satisfied:
(a)     with respect to any investment (including anticipated follow-on investments) that is below the threshold size listed in the attached Schedule 1 for the type of investment listed (because these investments do not usurp the Company’s client opportunities); provided that, for the avoidance of doubt, such transactions would remain subject to pre-clearance by Company Compliance for MNPI; and
(b)    with respect to any investment in a sports team, franchise, league, organization or substantially related business, because these investments are not considered appropriate investments for the Company’s clients).
Private investments that were introduced to the Family Office by persons other than Executive or sourced by the Family Office and not Executive do not usurp an opportunity that properly belongs to the Company’s clients so long as the Portfolio Manager of Executive’s Family Office and Executive deliver a certificate in the form attached as Schedule 2 to the Company’s CCO prior to making such investment stating that such investment was introduced to the Family Office by persons other than Executive or sourced by employees or other service providers of the Family Office and not Executive, that Executive was not aware of such investment prior to the Family Office being introduced to or sourcing such investment and that neither the Company nor its employees (including Executive) participated in sourcing such investment. For the avoidance of doubt, once the Family Office is introduced to or sources the investment, Executive may be involved in analyzing the investment and participating in the decision as to whether the Family Office should make such investment. Any investment made in accordance with this section shall be subject to pre-clearance for MNPI and Company Compliance will endeavor to expedite consideration of such pre-clearance request.
(4)    In addition to the other activities not prohibited by this Exhibit B:
(a)    Investments by Executive or his Group in co-mingled funds investing in private equity, venture and growth financings, real estate or other alternative assets classes and managed by a Third Party (other than the Company) where Executive’s investment in any such fund is less than 33% of the total committed capital of the fund are permissible provided that (1) Executive is not engaged in the day-to-day management of investments made by the fund; (2) Executive does not solicit or knowingly induce investors for the fund to terminate (or reduce) his, her or its relationship with the Company or its successors, assigns or Affiliates (it being understood that participating in reference calls and general diligence does not constitute solicitation); and (3) Executive’s rights are commensurate with the size of such investment and where applicable may include rights that protect Executive’s investment (such as a right to terminate the investment period, reduced fees and/or receipt of preferential fees, opt-outs and similar rights). For the avoidance of doubt, investments made by such funds shall not require pre-clearance for MNPI and/or conflicts by Company Compliance, provided that Executive has not (as limited by applicable SEC guidance) directed such investments or exercised any discretion or influence over, and has not received any MNPI in connection with, such investments.
(b)    Executive or his Group may (1) engage in any business owned by HBSE Holdco, LLC (“HBSE”) or any of its subsidiaries as of the date of this Agreement or own, operate or engage in any sports team, franchise, league, organization or substantially related business (items covered by this clause (i), “Permitted Businesses”), and (2) establish, own, operate or participate in any fund, account or business that invests in any of the activities described in clause (1) of this paragraph (b). For the avoidance of doubt, the activities described in this paragraph (b) shall not require pre-clearance for MNPI and/or conflicts by Company Compliance, provided that, in the case of clause (2) of this paragraph (b), Executive has not (as limited by applicable SEC guidance) directed such activities or exercised any discretion or influence over, and has not received any MNPI in connection with, such activities. Executive hereby represents and warrants that, as of the date of this Agreement, HBSE does not own, control, operate or engage in any Permitted Businesses other than as set forth on Schedule 3 attached hereto.
(5)    Any request for pre-clearance to Company Compliance shall include information about the investment and any anticipated follow-on investments with respect to the investment that is reasonably sufficient to enable the Company to review such investment in accordance with the Code of Ethics. If a follow-on investment is pre-cleared at the time of the original investment it shall not require another pre-clearance at the time of actual investment (although sales of such investment may be required to be pre-cleared as provided in the Code of Ethics). If a follow-on investment was not anticipated at the time of the original investment, Executive or his Family Office shall be required to pre-clear such investment as if it were a new investment if otherwise required under this Exhibit B, provided, however, that if Executive or his Family Office certify that such subsequent funding is required to protect the value of the existing investment, the Company will endeavor to expedite consideration of such pre-clearance request. Nothing in this paragraph shall require an investment memo to be submitted to Company Compliance.
(6)    Where possible, responses to pre-clearance requests shall be granted to Executive’s Family Office within 48 hours of the request.
(7)    Before agreeing to receive MNPI with respect to an investment, Company Compliance shall check its most recent statement of the Family Office’s holdings, and if the receipt of the MNPI could cause the Family Office to restrict its investment, Company Compliance, if practicable, will provide notice to the Family Office that the Company may receive MNPI so that the Family Office has an opportunity to exit the position before the MNPI is received. If the Family Office chooses to exit the position, the Family Office shall request pre-clearance from Company Compliance and Company Compliance may or may not grant approval. Once Company Compliance has completed its internal decision-making about whether to accept MNPI (normally approximately 48 hours later) the Company shall notify the Family Office of its decision, and if the Family Office has not sold its position, it will be subject to restriction on sale.
G.    Conflicts of Interest. Executive hereby agrees to promptly disclose to the Governing Body any potential conflict of interest involving Executive, his Group or his Family Office or the Company upon Executive obtaining actual knowledge of such conflict or potential conflict. For the avoidance of doubt, the fact that a private investment made by the Family Office is in the same or similar business as a portfolio company of the Company or its Affiliates shall not, in and of itself, create a conflict.
H.    Director’s Fees and Other Sources of Compensation from the Company. All directors’ and other fees payable by a portfolio company of the Company or its Affiliates to Executive after July 13, 2012 or equity incentives granted to Executive after July 13, 2012 by a portfolio company of the Company or its Affiliates shall be transferred to the Company or its designee without any additional consideration therefor. Other than the compensation set forth in this Agreement, Executive will not accept any compensation, director fees, other fees or equity interests from the Company or any of its Subsidiaries.
I.    Continuing Obligations to the Company and its Subsidiaries. Commencing on the date of this Agreement, Executive will cooperate in all reasonable respects with the Company and its Subsidiaries in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its Affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary. Executive shall be reimbursed for all out-of-pocket expenses incurred by him as a result of such cooperation.

J.    Acknowledgement. Executive agrees and acknowledges that each Restrictive Covenant herein is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of any of these Restrictive Covenants shall be specifically enforceable in any court with jurisdiction upon short notice. Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement to which this Exhibit B is attached will be paid in consideration of the covenants contained in this Exhibit B, the sufficiency of which consideration is hereby acknowledged. If any provision of this Exhibit B as applied to Executive or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Exhibit B. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Exhibit B will cause irreparable injury to the Company and upon breach of any provision of this Exhibit B, the Company shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). The Company shall not bring any claim or action for breach of any provision of this Exhibit B unless (i) it has provided written notice of such alleged claim and provided Executive with at least thirty (30) days to correct or cure the conduct in question and (ii) during such period, Executive has not corrected or cured such conduct. Each of the covenants in this Exhibit B shall be construed as an agreement independent of any other provisions in this Agreement to which it is attached, other than the consideration for such covenant provided in this Agreement.
K.    Executive’s obligations under Sections F through H of this Exhibit B shall cease to apply upon Executive’s Termination of Employment.